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FOR  IMMEDIATE  RELEASE
-----------------------

                    Contact:  Lili A. Gordon        Angela M. Bitting
                              DuPont Merck          Russell-Welsh, Inc.
                              (978) 671-8924        (650) 312-0700 Ext. 15


                  DUPONT MERCK AND CYTOGEN ANNOUNCE
                CONTINUED COLLABORATION ON QUADRAMET


May 26, 1998 -- The DuPont Merck Pharmaceutical Company and
CYTOGEN Corporation (Nasdaq: CYTO) today announced the withdrawal of the lawsuit between them regarding the contract under which DuPont Merck distributes CYTOGEN's cancer pain relief product, Quadramet (Samarium Sm 153 Lexidronam Injection).

DuPont Merck will continue to manufacture, distribute, and service Quadramet , and has reaffirmed its previously stated intention to ensure availability of Quadramet to all eligible cancer patients. The companies agreed, however, that it is desirable that a third party be engaged to continue market development of Quadramet so that it achieves its full market potential. DuPont Merck, with CYTOGEN's collaboration, will lead the effort to select an appropriate company for that purpose.

The DuPont Merck Pharmaceutical Company is a worldwide, research-based pharmaceutical and radiopharmaceutical company established in 1991 as a partnership between DuPont and Merck and Co. The Company is headquartered in Wilmington, Delaware; the Radiopharmaceuticals Division is headquartered in North Billerica, Massachusetts. The Company markets its products under the DuPont Pharma name.

CYTOGEN is a biopharmaceutical company engaged in the development, manufacture, and commercialization of products for the targeted delivery of diagnostics and therapeutic substances directly to disease sites. CYTOGEN has demonstrated its ability to develop new technology from early discovery through clinical development, regulatory approval and commercial scale biologic manufacturing.

Information in this press release, which is not historical, is forward looking and involves risks and uncertainties. Actual results may differ materially, for reasons discussed in CYTOGEN's filings with the Securities and Exchange Commission, including risks related to unanticipated expenses which may reduce CYTOGEN's ability to achieve maximum efficiencies from the change in business strategies, the ability to find a suitable partner for further development of the technology, and commercial acceptance of the CYTOGEN's products.





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